MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT, effective and dated as of October 30, 2012 (“this Management Agreement” or “this Agreement”), by and between 810 AC LLC, an Ohio limited liability company, having an address at 810 DSW Drive, Columbus, Ohio 43219 (“Owner”), and SCHOTTENSTEIN PROPERTY GROUP, LLC, an Ohio limited liability company, having an address at 4300 East Fifth Ave., Columbus, Ohio 43219 (“Manager”).
WITNESSETH:
WHEREAS, Owner is the owner of certain real property and the improvements constructed thereon, commonly known as 810 DSW Drive and 4000-4200 East Fifth Avenue, Columbus, Ohio, which real property comprises a 24.915 acre parcel, a 41.338 acre parcel (herein the “Property”) and a 10.657 acre parcel, as legally described on Exhibit A attached hereto and made a part hereof (collectively the “Owner’s Parcels”), which real property is depicted on Exhibit B attached hereto and made a part hereof (the “Site Plan”);
WHEREAS, Owner desires to obtain the services of Manager in connection with (i) the management, operation, repair, maintenance, replacement (as necessary), and supervision of the common areas (the non-building portions of the Property) and common utility systems located on the Property and which impact the operation of other portions of the Columbus International Aircenter (the “Aircenter”), (ii) the collection of rentals from tenants on the Property, other than space leased by DSW Inc., and (iv) the furnishing of the services to be performed by the “landlord” under the two (2) leases with the Ohio Department of Job and Family Services on the Property, and Manager desires to render such services (collectively the “Management Services”), as more fully described herein, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the payment of Ten Dollars ($10.00) and the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I:    Appointment as Manager. Owner hereby appoints Manager, on the terms and conditions and for the term hereinafter provided, to perform the Management Services as more particularly defined in Article V hereof with respect to the Property.
ARTICLE II:    Term.
A.    Subject to the extension and termination rights stated below, the terms and provisions of subparagraph B of this Article II and the terms and provisions of Articles VIII and X below, the term of this Management Agreement shall commence on the date first stated above and shall continue until the earlier of midnight on the date preceding the third (3rd) anniversary of the date hereof, unless this Management Agreement shall be terminated and the obligations of the parties hereunder shall sooner cease and terminate, as hereinafter provided. The preceding sentence is subject to this proviso: the term of this Management Agreement shall automatically extend for one-year periods unless either Owner or Manager provides the other party hereto with written notice of its election to terminate this Management Agreement at least one (1) month prior to the beginning of any such one-year period.
B.    Notwithstanding any provision contained herein to the contrary, this Management Agreement can be terminated by either party hereto at any time upon sixty (60) days prior written notice to the other party.
ARTICLE III:     Compensation. Owner agrees to pay Manager as Manager's compensation for the services to be rendered hereunder, a management fee (“Management Fee”), equal to four percent (4%) of the rents collected by Manager from the Property. Said Management Fee shall be payable monthly in arrears and shall be due on the first “business day” (hereinafter defined) of each calendar month by withdrawal from the Account (defined in Section V.B.1 below). “Rent” shall mean base or minimum rents with respect to net leases and base or gross rents with respect to gross leases actually received by Owner from the use and/or occupancy of the Property or any part thereof from any party except DSW Inc. or a related company thereto. “Rent” shall also include any lease termination fees actually received by Owner. “Rent” shall not include the proceeds of any sale, transfer, disposition, financing or refinancing, tax refunds, condemnation awards or insured proceeds in respect of the Property or any reimbursement for expenses of the Property, including, but not limited to, real estate taxes, common area maintenance charges, insurance or utilities as provided in the space leases for the Property. Security deposits and other deposits shall not be deemed Rent unless and until forfeited to Owner. Funds collected on behalf of others for payment of, or contribution to, sales taxes, promotional funds, opening funds and merchants’ associations shall not be deemed Rent. To the extent any Rent collected by Owner or Manager is required to be refunded, Owner may reflect such reimbursement against the Management Fee otherwise payable hereunder. The term “business day” means any day other than a Saturday, Sunday or day on which national banks in Ohio or New York, New York are closed.
ARTICLE IV:     Operating Budget and Reimbursement.
A.    As part of the services to be provided for the Management Fee and without additional reimbursement, Manager shall prepare an annual budget for the performance of Manager’s duties pursuant to Article V below on or before September 30 of each for the subsequent calendar year. The budget shall be in the form of the Budget provided for 2012 and 2013 attached hereto as Exhibit C-1 and shall show the budget for the current year (and any changes from the approved budget for such year) and for the subsequent year. The parties shall work together in good faith with respect to the preparation, review and approval of the annual budget (the “Operating Budget”). The Operating Budget shall be finalized on or before December 31 of each year.
B.    Manager shall perform the Management Services described in Section V below. The cost of performance of the services described in Section V.A. shall generally be charged to Manager, then Manager may bill Owner and the other Aircenter owners directly based on the relative acreage covered by the service, without markup or service charge. Owner’s only obligation to pay for expenses incurred in the performance of Manager’s duties under Section V.B. shall be the Management Fee. Billable Management Services for the Aircenter shall be charged to and paid by Owner and the other owners of the other properties comprising the Aircenter calculated at the cost of such services, without any charge for profit or overhead, subject to the other express terms and provisions of this Agreement. All Billable expenses incurred in the performance of Manager’s duties under this Management Agreement which relate only to the Property shall be charged to and paid by Owner, calculated at the cost of such services, without any charge for profit or overhead, subject to the other express terms and provisions of this Agreement.
C.    Manager will not, in connection with the Property, this Agreement or the performance of its services under this Agreement pay any of its affiliates without Owner’s explicit approval through the budgeting approval process. Manager acknowledges that Owner is a publicly traded company and Manager is a related company and that related company transactions must be approved by Owner’s Audit Committee. Manager will promptly pay to Owner the amount of any rebates, discounts or concessions Manager or its affiliates receives on account of this Agreement and the services provided by Manager. Although such rebates, discounts and concessions shall reduce Owner’s costs for billable Management Services, the Management Fee, calculated on Rents, shall not be affected thereby.
D.    Manager shall keep safe and intact at Manager's principal offices at the Aircenter all of the records, books, accounts and other data relating to providing the services required hereunder.  Owner or its designated agent shall have the right at its own cost and expense to audit and/or inspect Manager's records, books, accounts and other data relating to operation of the Aircenter not more than one time in any calendar year.  Owner shall give Manager not less than fourteen (14) days' written notice of its election to conduct any such audit within six (6) months after the delivery of Manager’s final statement for such year.  Failure by Owner to give such notice within six (6) months after the delivery of Manager’s final statement for such year shall be deemed approval. Owner’s audit shall occur during normal business hours in Manager’s corporate office using only ASG, or a certified public accountant employed and paid by Owner on a non-contingency fee basis or by Owner’s employees; but none of said records shall be removed from Manager’s office and no examination of records of other properties operated by Manager or its affiliated companies or the general books of account of Manager shall be permitted.  If, as a result of such audit, it is determined that the amount paid by Owner hereunder for any year during the term hereof has been overpaid, Manager shall promptly rebate to Owner the overpayment.  If, as a result of such audit, it is determined that the amount paid by Owner hereunder has been overpaid by more than three percent (3%), then, in addition to rebating to Owner the overpayment, Manager shall also pay the reasonable costs incurred by Owner for such audit within thirty (30) days of Manager's receipt of Owner's demand for the same and copies of all bills or invoices on which such cost is based.  Owner agrees that all information obtained as a result of an audit of Manager’s other charges shall be held in strict confidence by Owner and shall not be divulged by Owner to any person or used for any purpose, except that Owner shall be permitted to divulge such information (i) when necessary in connection with the trial of any action, proceeding or arbitration between Manager and Owner, (ii) pursuant to a subpoena duly and validly served upon Owner, (iii) in connection with sale of all or any of Owner’s Parcels, and (iv) in connection with any lease dispute with respect to a tenant at the Property.
ARTICLE V:    Manager's Duties.

A.    Subject to the terms of this Management Agreement and the budget approved by Owner, Manager agrees to perform the following as billable Management Services:
(1)    repair, maintain, replace (as necessary), manage and operate the common areas and common utility systems of the Property and which impact the operation of other portions of the Aircenter with the other common areas and common utility systems of the Aircenter property depicted on the Site Plan (excluding the 10.7 acre parcel described on Exhibit A and depicted on the Site Plan), so that such common areas and common utility systems shall remain in good, sound and clean condition and in compliance with applicable law, covenants, conditions and restrictions of record, making such improvements, construction, changes and additions to the common areas and common utility systems (including capital improvements) as Manager deems reasonably advisable in accordance with, and subject to, the Operating Budget. If emergency repairs to the common areas and common utility systems of the Property are necessary to avoid imminent danger of injury or damage to the Property or to an individual, the Manager may make such expenditures as may be reasonably necessary to alleviate such situation and shall promptly notify the Owner in writing of the event giving rise to such repairs and the actions taken with respect thereto.
(2)    Maintaining all facilities necessary to provide electricity, gas, water, steam, telephone, cleaning, security, vermin extermination, elevator and boiler maintenance and any other utilities, or services or such of them as Manager deems reasonably advisable to assure that the common areas and common utility services of the Property shall be and remain in a good, sound and clean condition and properly operating;
(3)    Snow and ice removal;
(4)    Performing the obligations of Landlord under the existing leases with the Ohio Department of Jobs and Family Services on the Property; and
(5)    causing all such acts and things to be done in or about the common areas and common utility systems of the Property as shall be necessary to comply with all statutes, ordinances, laws, rules, regulations, orders and determinations, ordinary or extraordinary, foreseen or unforeseen of every kind or nature affecting or issued in connection with the common areas or common utility systems of the Property by any governmental authority having jurisdiction thereof, as well as with all such orders and requirements of the Board of Fire Underwriters, Fire Insurance Exchange, or any other body which may hereafter exercise similar functions. Manager shall have the right with Owner’s approval to, and shall, at Owner’s request, contest in good faith such statutes, ordinances, laws, regulations, orders, determinations or requirements with respect thereto, and pending the final determination of the contest, Manager upon obtaining the consent (or direction) of Owner may withhold compliance. Manager may engage counsel, selected by Manager with Owner’s approval, and pay reasonable counsel fees and court costs and disbursements in connection with any proceedings involving the common areas and common utility systems of the Property;
(6)    with Owner’s approval (or, at Owner’s discretion) instituting, in Manager's name (but only if Manager so elects), as authorized agent of Owner, or in the name of Owner, but in any event upon the prior written consent of Owner, and at Owner’s sole expense, any and all legal actions or proceedings to collect rent or other income from the Property or to oust or dispossess tenants or other persons therefrom, or canceling or terminating any lease for the breach thereof or default thereunder by the tenant, and holding all security deposits posted by tenants and occupants and applying the same against defaults by the tenant or occupant;
(7)    taking, at Owner's sole expense and only with Owner’s approval, any appropriate steps to protest and/or litigate to final decision in any appropriate court or forum any violation, order, rule or regulation affecting the common areas and common utility systems of the Property located on the Property;
(8)    if and when requested by Owner, prepare and review any and all legal documentation in connection with any of the items set forth in this Article V; and
(9)    Manager shall assist Owner in obtaining and maintaining such governmental licenses, permits and approvals with respect to the common areas and the common utility systems of the Property as Owner may require.
B.    Manager shall perform the following services in exchange for payment of the Management Fee provided hereunder:
(1)    open a custodial account in the name of 810 AC LLC or DSW Inc. as requested by Owner (the “Account”), permitting access by Owner and Manager, which Account will receive all rents and other income from the Property. Manager is hereby authorized to pay costs and expenses to be paid by Owner pursuant to this Agreement from the Account, but may not use the Account funds for any other purpose.
(2)    cause all rents, other income and, to the extent not subsumed in the foregoing, gross income from the Property, other than Rents from DSW Inc., deposited into the Account via direct deposit if possible and otherwise within 3 business days after Manager’s receipt of any such rents, other income or gross income;
(3)    paying employees performing the other services described in this Agreement, including supervising the work of such employees and paying such employees their compensation (provided, however, that the expenses of employees actively performing the work described in Section V.A. above as described in an approved budget, as opposed to management or supervision of such work, shall constitute reimbursable Management Services);
(4)    providing all general bookkeeping and accounting services required by the provisions of this Management Agreement;
(5)    negotiating and executing contracts for the furnishing to the Property of all services and utilities in connection with the Management Services, including electricity, gas, water, steam, telephone, cleaning, security, vermin extermination, elevator and boiler maintenance and any other utilities, or services or such of them as Manager deems reasonably advisable to assure that the common areas and common utility services of the Property shall be and remain in a good, sound and clean condition and properly operating;
(6)    giving Owner notice of any claims made against Owner or Manager with respect to the Property; and Owner and Manager shall reasonably cooperate with each other and with any insurance carrier to the end that all such claims will be properly investigated and defended.
(7)    rendering such financial statements and management reports at such times and in such formats as Owner shall reasonably request and as shall be customary for similarly situated properties, such as periodic operating statements and annual budgets, and providing, upon request, invoices for expenses incurred hereunder. Such financial statements and reports shall be in such form as Owner may reasonably require and shall include, without limitation, the following:
(a)    not later than fifteen (15) days after the end of each month, a rent roll and an Account bank statement showing all income to and payments from the Account in the past month;
(b)    not later than thirty (30) days after the end of each calendar quarter, a quarterly operating statement for the then most recently ended quarter; and
(c)    not later than one hundred twenty (120) days after the end of each calendar year, (i) an annual operating statement for the then most recently ended calendar year, and (ii) a detailed summary of any variances between such annual operating statement and the Operating Budget applicable to such period.
(8)    if elected by Owner, and upon agreement of Owner and Manager of an agreed upon fee therefor, conducting all negotiations connected with any leases or renewal agreements (and renting commission or brokerage agreements and other documents in connection therewith) of any part of the Property not leased to DSW Inc. Manager will not have any authority to execute and deliver leases, renewal agreements, lease amendments, lease termination or lease surrender agreements, lease consents or approvals, or renting commission or brokerage agreements. Unless Owner elects to maintain leasing files, Manager shall maintain complete leasing files for each lease and lease proposal. Manager shall prepare invoices for all tenants other than DSW Inc. and submit such invoices to all such tenants (other than DSW Inc.) and shall administer the leases (other than DSW Inc.) of the Property;
(9)    if requested by Owner, Manager shall assist Owner in conducting inspections of the Property by Owner, Owner’s partners, Owner’s prospective partners, lenders, prospective lenders, purchasers, prospective purchasers and all of such persons’ or entities’ respective agents, employees, consultants and advisors; and

(10)    Manager will, from time to time, following Owner’s request, meet with representatives of the Owner and its partners to discuss the Manager’s work and the business and affairs of the Property on reasonable advance notice.
(11)    Manager shall reasonably cooperate with Owner’s accountants and legal counsel;
(12)    Manager shall adhere to the approved Operating Budget and manage the Property in a manner consistent with such approved Operating Budget.
(13)    disbursing and paying from the Account all amounts, expenses or costs required to be disbursed or paid in connection with the Management Services of the Property and in the carrying out of Manager's duties under this Management Agreement. Disbursements shall include, but not be limited to, the following items:
(a)    license fees, permit fees, insurance appraisal fees, fines, penalties, legal fees, accounting fees incurred in the auditing of tenants' books and records to establish and collect overage or percentage rents, management or operation of the Property, provided any such fines or penalties, however, shall be reimbursed to Owner by Manager if imposed by reason of delay in payment caused by the negligence of Manager;
(b)    service contracts and other contractual obligations of Owner, utilities, repairs, replacements;
(c)    any and all other expenses or costs which are customarily disbursed by managing agents of comparable properties or which are required in order for Manager to perform its duties hereunder.
It is agreed that Manager shall not execute and deliver any leases, agreements, amendments or other documents or give consents or approvals except as expressly authorized from time to time by Owner or this Agreement.
C.    All services to be formed by Manager hereunder shall be performed in accordance with the following standards:
(1)    Manager shall reasonably cooperate with Owner’s accountants and legal counsel;
(2)    Manager shall adhere to the approved Operating Budget and manage the Property in a manner consistent with such approved Operating Budget;
(3)    Notwithstanding anything in this Management Agreement to the contrary, Manager shall perform in a professional and lawful manner, all of its duties pursuant to this Management Agreement on the Property under the supervision of Owner. Owner may, at its option, from time to time, provide Manager with general or specific guidelines regarding the leasing of the Property, and Manager shall in all such cases act in a manner reasonably consistent with such guidelines and the reasonable views of Owner. With respect to the performance of Manager's duties pursuant to this Management Agreement, Manager shall expressly specify or indicate in any written communications between Manager and any of Owner's tenants, lessees, contractors, suppliers, creditors or other providers of services to the Property that Manager is acting as an authorized agent and on behalf of Owner as manager of the Property. In connection therewith, Manager shall, only if authorized by Owner, sign all contracts and other written communications as follows: “Schottenstein Property Group, as authorized agent and property manager on behalf of Owner.”
D.    Manager shall maintain true and complete files with respect to its management of the Property in accordance with the terms of this Agreement including copies (if Owner has requested that the original leases be delivered to Owner) of all leases, lease amendments, lease renewals, consents, approvals, requests for consents and approvals and correspondence, employment records, maintenance, service, landscaping, utility and other contracts with regard to the Property, billing records, invoices, tax bills and receipts. Such files shall be maintained at an office located at 4300 East Fifth Ave., Columbus, Ohio 43219 or at such other location in central Ohio where Manager is located. Owner shall have full and complete access to all such files at all reasonable times upon reasonable prior notice to Landlord. Copies of any items in such files shall be provided to Owner at no additional cost to Owner promptly following Owner’s request and immediately following the expiration or termination of the term of this Agreement. The Manager shall keep or cause to be kept, for the account of the Owner, accurate books of account and other records reflecting the results of occupancy and operation of the Property in accordance with the reasonable instructions of the Owner.
If requested by Owner, Manager shall assist Owner in connection with Owner’s marketing and sale of the Property and in connection with Owner’s attempts to obtain financing by preparing or reviewing schedules of information derived from Manager’s management activities. Manager may be reimbursed for the costs of such marketing only if approved by Owner in advance.
The Owner shall have the right to contest the levy or assessment of any taxes or assessed valuations or any alleged violations of applicable law and Manager shall cooperate in such effort.
E.    Manager has no responsibility under this Agreement to lease any space at the Property, provided that the parties may negotiate for Manager to provide such services at mutually acceptable fees.
ARTICLE VI:     Power of Attorney; Advertising; Tradenames. Owner covenants and agrees that:
A.    Wherever in this Management Agreement it is provided that Manager may take any action in the name of Owner, or on Owner's behalf, Owner will promptly execute any documents which may be reasonably required by Manager for the purposes of carrying out any of Manager's functions as same are set forth.
B.    With Owner’s approval, Manager, at the sole expense of Owner in accordance with an approved budget therefore, is authorized to advertise the Property or portions thereof for rent, to prepare and secure renting signs, renting plans, circular matter and other forms of advertising.

ARTICLE VII:    Non-Assignability. This Management Agreement and the rights and obligations hereunder, shall not be assigned by any party hereto without the prior written consent of the other party hereto. This Management Agreement shall be non-cancelable, except as permitted by the terms of this Management Agreement. Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be assigned by Owner for collateral purposes and Manager shall execute any commercially reasonable acknowledgement of same requested by Owner’s lender.
ARTICLE VIII:    Defaults.
A.    If either party hereto shall commit a material breach of this Management Agreement, then the other party hereto may serve written notice upon the allegedly breaching party, which notice shall set forth the details of such alleged breach. The party to whom the notice is sent shall, within thirty (30) days after said notice is given, cure such breach provided, however, if such default is curable solely by the payment of money, such default shall be cured not later than ten (10) days after the giving of such notice and, if such default cannot be cured solely by the payment of money and is not susceptible of cure within such thirty (30) day period, such default is cured within a reasonable time thereafter not to exceed sixty (60) days after the expiration of such thirty (30) day period. In the event of any breach that creates an imminent threat to person or property, either party may eliminate such imminent threat without prior notice to the other. The defaulting party shall pay all reasonable costs of such cure to the non-defaulting party within 20 days after receipt of an invoice setting forth the expenses together with supporting documentation thereof.
B.    If, at any time during the term of this Management Agreement there shall be filed against any of the parties hereto in any court, pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of the property of such party, and such petition is not discharged within ninety (90) days after the filing thereof, or if any party files any such petition, makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, or permits this Management Agreement to be taken under any writ of execution or attachment, then in any of such events, the other party hereto shall have the right to terminate this Management Agreement by giving notice to the other, effective as of a particular date specified in said notice.
C.    Upon any termination of this Management Agreement, all of the obligations of any party hereto to the other party thereafter arising shall terminate immediately except for (i) the payment by Owner to Manager of all Management Fees and other compensation and expenses earned and/or due under this Management Agreement to the date of such expiration or termination, (ii) payment by Manager to Owner of all collections relating to the Property and received by Manager to the date of and after such expiration or termination, (iii) the return of all income and security deposits from the Property in Manager's possession to Owner after reimbursement of all expenses and payment of all fees to which Manager is entitled to receive from such funds and Manager shall reasonably cooperate with Owner and any replacement manager in an orderly transaction of the management of the Property, (iv) the delivery by Manager to Owner of all contracts, budgets, inspection reports, lien releases, invoices, agreements and other documentation necessary for Owner to maintain the Property; and (v) assignment of any contract or agreement from Manager to Owner necessary for Owner to maintain the Property.

ARTICLE IX:     Independent Contractor. It is the intent of this Management Agreement to constitute Manager as an independent contractor, and this Management Agreement shall be so construed and Manager agrees at all times to act in conformity therewith. Nothing herein contained shall be deemed to have created, or be construed as having created any joint venture or partnership relationship between Owner and Manager. At all times during the performance of its duties and obligations arising hereunder, Manager shall be acting as an independent contractor.
ARTICLE X:    Miscellaneous.
A.    Except as otherwise expressly provided in this Management Agreement, all expenses, debts and liabilities incurred as to the common areas and common utility systems of the Property operated in common with the common areas and common utility systems of the Aircenter to third parties in accordance with the terms hereof, or incurred by Owner directly, are and shall be obligations of, and paid by Owner and the other owners of the other properties comprising the Aircenter and operated in common with the common areas and common utility systems of the Property, and Manager shall not be liable for any such obligations by reason of its management, supervision or operation of the Property for Owner. Notwithstanding the foregoing, Manager shall be liable for the costs and expenses of its own overhead, general and administrative costs and expenses. Except as otherwise expressly provided in this Management Agreement, all expenses, debts and liabilities incurred as to the leasing of space on Property to third parties in accordance with the terms hereof, or incurred by Owner directly, are and shall be obligations of, and paid solely by Owner, and Manager shall not be liable for any such obligations by reason of its management, supervision or operation of the Property for Owner.
B.    All notices required or permitted to be delivered hereunder shall be in writing sent by registered or certified prepaid United States mail, or recognized overnight delivery service and shall be deemed delivered upon receipt, refusal to accept receipt or return as non-deliverable, in each case, to the respective addresses first herein set forth in this Management Agreement. Any party hereto may change its address for notice by giving notice of such change in writing in the manner aforesaid.
C.    This Management Agreement cannot be changed or modified, varied or altered except by an agreement, in writing, executed by each of the parties hereto. This Management Agreement constitutes all of the understandings and agreements of whatsoever kind or nature existing between the parties in connection with the relationship created herein. This Management Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
D.    This Management Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
E.    Manager agrees to defend, indemnify and save Owner, and Owner's members and partners (direct and indirect), and the officers, employees, managers, and members of Owner's partners or members (direct and indirect), harmless from and against all loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements that may be occasioned by any acts constituting willful misconduct, gross negligence or breach of the Agreement, on the part of Manager. Except for the willful misconduct, gross negligence or Manager’s breach of this Agreement, Owner shall indemnify, defend and hold harmless Manager and its officers and employees from any loss, cost, liability and expense, including, but not limited to, reasonable counsel fees, relating to the Property and the Management Services that results from Manager's performance of Manager's obligations hereunder in accordance with the terms hereof. The indemnifications set forth in this paragraph shall survive the expiration or earlier termination of this Management Agreement.
F.    Manager agrees that it will maintain the confidentiality of the terms and provisions of this Agreement and all information acquired by Manager in connection with this Agreement or the Property; provided, however, that the foregoing shall not prevent or restrict Manager from disclosing such terms, provisions or information as necessary in order to enforce its rights or remedies under this Agreement.
G.    Manager represents and warrants to the Owner that: (a) Manager is an existing limited liability company in good standing under the laws of its jurisdiction of formation; (b) Manager has full power and authority to execute, deliver and perform its obligations under this Agreement; (c) the execution and delivery and performance of Manager’s obligations under this Agreement have been duly authorized by all requisite limited liability company action; (d) Manager has all material licenses and approvals as are legally required to lawfully perform its obligations under this Agreement; and (e) the execution, delivery and performance of this Agreement by Manager does not violate, in any material respect, any decree, order, lease, indenture or agreement to which it is a party or by which it or its assets may be bound. Owner represents and warrants to the Manager that: (i) Owner is an existing limited liability company in good standing under the laws of its jurisdiction of formation; (ii) Owner has full power and authority to execute, deliver and perform its obligations under this Agreement; (iii) the execution and delivery and performance of Owner’s obligations under this Agreement have been duly authorized by all requisite limited liability company action; (iv) Owner has all material licenses and approvals as are legally required to lawfully perform its obligations under this Agreement; and (v) the execution, delivery and performance of this Agreement by Owner does not violate, in any material respect, any decree, order, lease, indenture or agreement to which it is a party or by which it or its assets may be bound.
H.    Manager waives all liens it now has or may hereafter have against the Property.
I.    So long as adequate cash is maintained within the Account to pay expenses and the Management Fee hereunder as shown on the Budget for the upcoming calendar quarter, Owner may withdraw any amounts remaining in the Account. Owner shall provide notice to Manager of any such withdrawals so that Manager can ensure that the Account is not overdrawn.
ARTICLE XI:     Subordination. Notwithstanding any provision contained in this Agreement to the contrary, it is acknowledged that Owner may, from time to time, obtain financing secured in whole or in part by the Property. Manager agrees that this Agreement is subject and subordinate in all respects to such financing and to the liens securing such financing, that Owner may collaterally assign this Agreement, that the lender under such financing or foreclosure sale purchaser may, in the sole discretion of such foreclosure sale purchaser or lender (or deed in lieu of foreclosure grantee) terminate, upon not less than thirty (30) days notice to Manager, this Agreement at any time following the occurrence of a default under any such financing that is not cured within the applicable grace period provided in Owner’s financing documentation. Manager agrees that it will accept cure of any default under this Agreement by Owner by the lender in question and that it will, if this Agreement is not terminated previously and without prejudice to the right of the foreclosure sale purchaser, lender or deed in lieu of foreclosure sale grantee to thereafter terminate this Agreement, attorn to such foreclosure sale purchaser or deed in lieu of foreclosure grantee, it being agreed that the lender, foreclosure sale purchaser or deed in lieu of foreclosure sale grantee shall not be bound to pay any then accrued fees of Manager, any amendments to this Agreement not approved in writing by the lender in question, or any defaults by Owner under this Agreement prior to such foreclosure or deed in lieu of foreclosure. It is further agreed that upon five (5) Business Days’ notice from Owner, Manager shall execute and deliver a commercially reasonable subordination agreement (“Subordination Agreement”) to the lender providing Owner’s financing.
Manager agrees to execute and deliver, upon five (5) Business Days notice from Owner, an estoppel certificate addressed to (and that may be relied upon by the following and such persons’ or entities’ successors, lenders and assigns), Owner, Owner’s actual or prospective lenders and to purchasers of the Property, in form and substance satisfactory to the Owner and such other addressees.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Management Agreement as of the date and year first above written.

OWNER:
810 AC LLC, an Ohio limited liability company

By: /s/ William L. Jordan William L. Jordan, Executive Vice President & General Counsel

MANAGER:
SCHOTTENSTEIN PROPERTY GROUP, LLC, an Ohio limited liability company
By: /s/ Benton E. Kraner Benton E. Kraner, Manager

EXHIBITS:
A    Legal Description of 24.915, 41.338 and 10.657 acre parcels
B    Site Plan
C.     Budget

Exhibit A

[Attached]

DESCRIPTION OF A 24.915 ACRE TRACT LOCATED NORTH OF EAST FIFTH AVENUE
CITY OF COLUMBUS, FRANKLIN COUNTY, OHIO

Situate in the State of Ohio, County of Franklin, City of Columbus, lying in Quarter Township 4, Township 1, Range 17, United States Military District and being part of a 24.958 acre tract conveyed to 4300 Venture 34910 LLC, by deed of record in Instrument Number 200311180368803, all records herein of the Recorder's Office, Franklin County, Ohio, and being more particularly described as follows:,

Begin for reference, at a railroad spike found at intersection of the centerline of James Road (60 feet in width), a common comer to a 16.409 acre tract conveyed to 4300 East Fifth Avenue, LLC by deed of record in Instrument Number 200311180368806;

Thence South 04°32'40" West, a distance of 39.95 feet, along the westerly line of the 24.958 acre tract to a concrete monument found on the southerly right-of-way line of James Road, the Point of True Beginning for the herein described tract;

Thence the following two (2) courses and distances across the 24.958 acre tract along the former southerly right-of-way line of James Road vacated by ordinance Number 1064-53:

1. North 53.12'32" East, a distance of 25.72 feet, to a magnetic nail set;

2. North 55.45'47" East, a distance of 50.44 feet, to a magnetic nail set on a line common to the 24.958 acre tract and a 60.262 acre tract conveyed to 4300 Venture 6729 LLC by deed of record in Instrument Number 200311180368802;

Thence the following six (6) courses and distances along the lines common to the 24.958 acre and 60.262 acre tracts:

1. South 36°21 '22" East, a distance of 277.97 feet, to a magnetic nail set;

2. South 85°32'02" East, a distance of 562.23 feet, to a magnetic nail set;

3. South 46°35'17" East, a distance of 84.28 feet, to a magnetic nail set;

4. South 04°27'58" West, a distance of 194.80 feet, to a magnetic nail set;

5. South 85°32'02" East, a distance of 190.00 feet, to a magnetic nail set;

6. South 04°27'58" West, a distance of 690.00 feet, to a magnetic nail set on the northerly right-of-way line of the tract conveyed to Columbus and Ohio River Rail Road Company of record in Instrument Number 200601090004340 and Ohio Rail Development Commission of record in Instrument Number 201204190054429;

Thence the following two (2) courses and distances along the northerly right-of way line of Ohio River Rail Road Company and Ohio Rail Development Commission tract:

1. Along a curve to the right having a central angle of 01°28'12", a radius of 7539.49 feet, an arc length of 193.43 feet, a chord which bears South 82°48'50" West, a chord distance of 193.43 feet, to a 3/4 inch iron pipe found;

2. South 83°32'56" West, a distance of 886.59 feet, to a 3/4 inch iron pipe found at the southwesterly comer of 24.958 acre tract, a common corner to a 0.336 acre tract conveyed to Big Paw Properties, Inc. by deed of record in Instrument Number 200205140120863;

Thence North 04°32'40" East, a distance of 1306.61 feet, passing a monument found at a distance of 1306.61 feet, along the westerly line of the 24.958 acre tract a line common to the said 0.336 acre tract, a 1.285 acre tract conveyed to Big Paw Properties, Inc., by deed of record in instrument Number 200205300133602, a 0.598 acre tract conveyed to Steelmasters of Columbus, Inc. by deed of record in Official Record 3054, Page J04, a 1.924 acre tract conveyed to Rich-Lar Company by deed of record in official Record 14442, Page F11 and a 2.353 acre tract conveyed to Modern Builders Supply Inc. by deed of record in Official Record 21382, Page B11, to the POINT OF TRUE BEGINNING, containing 24.915 acres, more or less, subject to all easements, restrictions, and rights-of-way of record.

Parcel No. 010-268724

All iron pipes set are 3/4 inch, 30 inches in length, with a yellow cap stamped
'STANTEC".

The bearings shown above are based on the bearing of South 85°33'07" East, for the centerline of International Gateway (Airport Road), as shown on the State of Ohio Department of Transportation right-of-way plans FRA-670-3.93-AA.

STANTEC CONSULTING SERVICES INC.

/s/ Robert J. Sands

That certain survey of 0.043 acre and 24.915 acres lying in Quarter Township 4, Township 1, Range 17 United States Military District, City of Columbus, Franklin County, Ohio. Dated August 18, 2012.
Prepared by Stantec.

DESCRIPTION OF A 41.338 ACRE TRACT LOCATED NORTH OF EAST FIFTH AVENUE
CITY OF COLUMBUS, FRANKLIN COUNTY, OHIO

Situate in the State of Ohio, County of Franklin, City of Columbus, lying in Quarter Township 4, Township 1, Range 17, United States Military District and being part of a 60.262 acre tract conveyed to 4300 Venture 6729 LLC, by deed of record in Instrument Number 200311180368802, all records herein of the Recorder's Office, Franklin County, Ohio, and being more particularly described as follows:,

Begin for reference at a railroad spike found at intersection of the centerline of James Road (60 feet in width), a common corner to a 16.409 acre tract conveyed to 4300 East Fifth Avenue LLC by deed of record in Instrument Number 200311180368806 and a 24.958 acre tract conveyed to 4300 Venture 34910 LLC by deed of record in Instrument Number 200311180368803,1ocated North 04°32'40" East, a distance of 39.95 feet, from a concrete monument found on the southerly right-of-way line of James Road;

Thence North 55°45'47" East a distance of 50.00 feet, along the line common to the 24.958 acre and 16.409 acre tracts, also being the centerline of former James Road vacated by Ordinance Number 1064-53, to a magnetic nail set at a common corner of the 24.958 acre and 60.262 acre tracts;

Thence South 36°21'22" East, a distance of 30.02 feet, along the line common to the 24.958 acre and 60.262 acre tracts to a magnetic nail set. being the Point of True Beginning for the herein described tract;

Thence the following six (6) courses and distances across the 60.262 acre tract:

1. North 55°45'30" East a distance of 291.48 feet, to a magnetic nail set;

2. South 85°06'37" East a distance of 2019.10 feet, to a magnetic nail set;

3. South 04°50'21" West a distance of 40.64 feet, to a magnetic nail set;

4. South 85°09'39" East a distance of 30.83 feet, to a magnetic nail set;

5. South 04°27'58" West a distance of 396.19 feet, to a magnetic nail set;
6. South 01°40'08" East a distance of 29.38 feet, to a magnetic nail set on a curve;

Thence along a curve to the left having a central angle of 25°36'20", a radius of 500.00 feet, an arc length of 223.45 feet, with a chord bearing of South 14"28'18" East, with a chord length of 221.60 feet, along the line common to the 60.262 acre tract and that 58.422 acre tract as conveyed to 4300 Venture 34910 LLC by deed of record in Instrument Number 200311180368800 to a 3/4 inch iron pipe set on the northerly line of the tract conveyed to Columbus and Ohio River Rail Road Company of record in Instrument Number 200601090004340 and Ohio Rail Development Commission of record in Instrument Number 201204190054429;

Thence the following five (5) courses and distances along the lines common to the 60.262 acre tract and the Ohio River Rail Road Company and Ohio Rail Development Commission tract:

1. North 85°02'15" West a distance of 93.29 feet, to a 3/4 inch iron pipe found;

2. North 04°37'03" East a distance of 93.36 feet, to a 3/4 inch iron pipe found;

3. South 21°42'35" West a distance of 155.60 feet, to a 3/4 inch iron pipe found;7

4. South 47°35'09" West a distance of 500.08 feet, to a 3/4 inch iron pipe found on a curve;

5. Along a curve to the right having a central angle of 06°53'22", a radius of 7539.49 feet, an arc length of 906.57 feet, with a chord bearing of South 78°38'03" West, with a chord length of 906.02 feet, to a magnetic nail set at the southeasterly corner of said 24.958 acre tract;

Thence the following six (6) courses and distances along the lines common to the 60.262 and 24.958 acre tracts:

1. North 04°27'58" East a distance of 690.00 feet, to a magnetic nail set;

2. North 85°32'02" West a distance of 190.00 feet, to a magnetic nail set;

3. North 04°27'58" East a distance of 194.80 feet, to a magnetic nail set;

4. North 46°35'17" West a distance of 84.28 feet, to a magnetic nail set;

5. North 85°32'02" West a distance of 562.23 feet, to a magnetic nail set;

6. North 36°21'22" West a distance of 277.97 feet, to the Point of True Beginning, containing 41.338 acres, more or less, subject to all easements, restrictions, and rights of-way of record.

All iron pipes set are 3/4 inch, 30 inches in length, with a yellow cap stamped "STANTEC".

The bearings shown above are based on the bearing of South 85°33'07" East, for the centerline of International Gateway (Airport Road), as shown on the State of Ohio Department of Transportation Right-of-way plans FRA-670-3.93-AA

This description was based on a field survey performed in August 2012, under by direct supervision.

/s/ Robert J. Sands

The agreement depicts that certain survey of 18.924 acres and 41.338 acres lying in Quarter Township 4, Township 1, Range 17 United States Military District, City of Columbus, Franklin County, Ohio. Dated August 21, 2012.
Prepared by Stantec.

DESCRIPTION OF A 10.657 ACRE TRACT LOCATED NORTH OF EAST FIFTH AVENUE
CITY OF COLUMBUS, FRANKLIN COUNTY, OHIO

Situate in the State of Ohio, County of Franklin, City of Columbus, lying in Quarter Township 4, Township 1, Range 17, United States Military District and being part of a 16.409 acre tract conveyed to East Fifth Avenue LLC, by deed of record in Instrument Number 200311180368806, all records herein of the Recorder's Office, Franklin County, Ohio, and being more particularly described as follows:,

Begin for reference at a railroad spike found at intersection of the centerline of James Road (60 feet in width), a common corner to the 16.409 acre tract and a 24.958 acre tract conveyed to 4300 Venture 34910 LLC by deed of record in Instrument Number 200311180368803, located North 04°32'40" East, a distance of 39.95 feet, from a concrete monument found on the southerly right-of-way line of James Road;

Thence North 04°32'40" East, a distance of 38.45 feet, along a line of the 16.409 acre tract to a 3/4 inch iron pipe found on the northerly right-of-way line of James Road, the Point of True Beginning for the herein described tract;

Thence South 55°45'44" West a distance of 25.42 feet, along northerly right-of-way line of James Road to a 3/4 inch iron pipe found;

Thence the following seven (7) courses and distances along the northerly right-of-way line of Air Center Drive (80 feet in width) conveyed as a 2.450 acre tract to the City of Columbus by deed of record in Instrument Number 200208230208581;

1. Along a curve to the right having a central angle of 90°00'00", a radius of 50.00 feel, an arc length of 78.54 feet, with a chord bearing of North 81°47'28" West, with a chord length of 70.71 feet, to a 3/4 inch iron pipe found at a point of tangency;

2. North 36°47'28" West a distance of 74.46 feet, to a 3/4 inch iron pipe found at a point of curvature;

3. Along a curve to the left having a central angle of 48°44'34", a radius of 290.00 feet, an arc length of 246.71 feet, with a chord bearing of North 61"09'45" West, with a chord length of 239.34 feet, to a 3/4 inch iron pipe found at a point of tangency;

4. North 85°32'02" West a distance of 401.95 feet, to a 3/4 inch iron pipe found at a point of curvature;

5. Along a curve to the right having a central angle of 32°02'28", a radius of 560.00 feet, an arc length of 313.16 feet, with a chord bearing of North 69"30'48" West, with a chord length of 309.10 feet, to a 3/4 inch iron pipe found at a point of tangency;

6. North 53°29'34" West a distance of 125.00 feet, to a 3/4 inch iron pipe found at a point of curvature;

7. Along a curve to the left having a central angle of 03°09'15", a radius of 640.00 feet, an arc length of 35.23 feet, with a chord bearing of North 55°04'11" West, with a chord length of 35.23 feet, to a 3/4 inch iron pipe found at a common corner to the right-of-way of Air Center Drive dedicated to the City of Columbus by Ordinance Number 2021-2007, being on a line common to the 16.409 acre tract and the tract conveyed to Columbus Regional Airport Authority by deed of record in Instrument Number 200712310221206;

Thence the following two (2) courses and distance along the lines common to said 16.409 acre tract and Columbus Regional Airport Authority tract:

1. South 86°23'16" East a distance of 121.27 feet, to a 3/4 inch iron pipe found;

2. North 04°44'59" East a distance of 238.71 feet, to a 3/4 inch iron pipe found at the southwesterly comer of a 91.459 acre tract conveyed to Columbus Municipal Airport Authority by deed of record in Instrument Number 200212310336393;

Thence South 85°32'02" East a distance of 1009.57 feet, along the line common to the
16.409 acre and 91.459 acre tracts to a 3/4 inch iron pipe set;

Thence the following four (4) courses and distances across the 16.409 acre tract:

1. South 03°48'31" West a distance of 299.14 feet, to a 3/4 inch iron pipe set;

2. South 04°18'56" East a distance of 62.16 feet, to a 3/4 inch iron pipe set;

3. South 85°32'02" East a distance of 288.70 feet, to a 3/4 inch iron pipe set on the former northerly right-of-way line of James Road vacated of Ordinance Number 1064-53;

4. South 55°45'43" West a distance of 308.51 feet, along the former northerly right-of-way line of James Road to the Point of True Beginning containing 10.657 acres, subject to all easements, restrictions, and rights-of-way of record.

All iron pipes set are 314 inch, 30 inches in length, with a yellow cap stamped "STANTEC".

The bearings shown above are based on the bearing of South 85°33'07" East, for the centerline of International Gateway (Airport Road), as shown on the State of Ohio Department of Transportation Right-of-way plans FRA-670-3.93-AA.

/s/ Robert J. Sands

The agreement depicts that certain survey of 5.752 acres and 10.657 acres lying in Quarter Township 4, Township 1, Range 17 United States Military District, City of Columbus, Franklin County, Ohio. Dated August 15, 2012.
Prepared by Stantec.

Exhibit B

[Attached]

The agreement depicts that Sheet 2 of 2 of that certain ALTA/ACSM Land Title Survey depicting 10.657 acres, 24.915 acres, and 41.338 acres lying in Quarter Township 4, Township 1, Range 17 United States Military District, City of Columbus, County of Franklin, State of Ohio.
Date: September 2012, Prepared by: Stantec.

Exhibit C

[Attached]

DSW CAM BUDGET	10/1 to 12/31/12	Year 2013
ELECTRIAL REPAIR	453.66	1,814.65
EQUIPMENT REPAIR	328.75	1,315.72
OTHER REPAIRS	4,967.44	19,869.54
STORMWATER REPAIR	5,717.73	22,871.30
PLUMBING REPAIR	10.75	44.35
FENCE & GATE REPAIR	1,052.64	4,210.29
OTHER MAINTENANCE	6.79	27.35
TRASH	466.24	1,864.92
BLACKTOP & STRIPING	30,112.47	121,962.50
PARKING LOT SWEEPING	11,189.12	44,756.54
PLL REPAIR	2,406.57	9,626.91
LANDSCAPE MAINTENANCE	9,456.96	37,845.33
MOWING	3,468.72	13,874.16
IRRIGATION	171.74	687.43
SNOW REMOVAL & SALT	11,373.75	45,495.71
UTILITIES- ELECTRIC	34,487.13	22,638.46
UTILITIES- GAS	27.30	110.88
UTILITIES- PHONE & INTERNET	289.44	1,157.54
UTILITIES- OTHER	1,581.80	6,327.27
SECURITY	30,297.53	121,193.77
SECURITY- CONTRACT	4,953.89	19,809.67
SECURITY- EQUIPMENT	352.15	1,404.42
SECURITY- FIRE SUPPRESSION	842.38	3,370.60
SECURITY- ELEVATOR PHONE	37.22	147.83
TOTAL:	154,052.18	502,427.11

DSW NON CAM BUDGET
FOR BUILDING 4
	10/1 to 12/31/12	Year 2013
BUILDING	600.00	2,400.00
CARPET CLEANING & REPAIR	335.03	1,340.00
CLEANING SUPPLIES	65,161.80	260,650.00
DOORS & REPAIRS	49.65	200.00
ELECTRICAL	1,855.26	7,425.00
ELEVATOR INSPECTION	1,907.16	7,630.00
EXTERMINATING	773.49	3,100.00
HVAC REPAIRS & MAINTENANCE	8,897.64	35,600.00
LOCKS & REPAIR	32.67	135.00
MISCELLANEOUS	99.99	400.00
PAINTING & WALLPAPER	41.73	50,170.00
PLUMBING	401.34	1,600.00
ROOF	10,332.88	1,350.00
SPG LABOR	16,770.00	67,600.00
NON CAM EXPENDITURES	$107,258.64	$439,600.00

DSW NON CAM BUDGET
FOR BUILDING 6
	10/1 to 12/31/12	Year 2013
CLEANING	40,677.36	162,710.00
COUNTERTOPS	7,500.00
DOORS & REPAIRS	285.00	1,500.00
ELECTRICAL	1,154.13	4,620.00
ELEVATOR INSPECTIONS	1,907.01	7,630.00
EXTERMINATING	695.61	2,780.00
HVAC REPAIRS & MAINTENANCE	10,917.96	43,675.00
PAINTING & WALLPAPER		50,000.00
PLUMBING	324.93	1,300.00
ROOF	948.48	3,800.00
SPG LABOR	16,770.00	67,600.00
NON CAM EXPENDITURES	81,180.48	345,615.00